FIRST AMENDMENT TO AMENDED AND RESTATED
PRINCIPAL UNDERWRITER'S AGREEMENT
(SEPARATE ACCOUNT A)

THIS FIRST AMENDMENT TO AMENDED AND RESTATED PRINCIPAL UNDERWRITER'S AGREEMENT (this "Amendment") is entered into by and between AMERICAN FIDELITY SECURITIES, INC., ("AFSI") and AMERICAN FIDELITY ASSURANCE COMPANY, on behalf of American Fidelity Separate Account A ("AFA"), to amend that certain Amended and Restated Principal Underwriter's Agreement dated June 10, 2006, between AFSI and AFA (the "Agreement"). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Agreement. In the event of any inconsistency between the Agreement and this Amendment, the language of this Amendment shall control.

1. Paragraph 8 of the Agreement is hereby amended to provide that the Agreement shall continue and remain in force and effect until the earlier to occur of (i) June 10, 2012, or (ii) written termination by either party upon no less than sixty (60) days prior written notice to the other party.

2. As amended herein, the Agreement shall remain and continue in full force and effect.

Dated this 10th day of June, 2009.

AMERICAN FIDELITY SECURITIES, INC.

By: /s/Nancy K. Steeber
Nancy K. Steeber, President

AMERICAN FIDELITY ASSURANCE COMPANY

By: /s/Robert D. Brearton
Robert D. Brearton, Executive Vice President